FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Gregory Hunt 781-830-3995 ghunt@twtr.com	Jeff Duhamel 781-830-3495 jduhamel@twtr.com

Tweeter Home Entertainment Group Accepts “Going Concern” Bid on Its Assets
From Schultze Asset Management, LLC

Canton, Mass., (July 12, 2007) – Tweeter Home Entertainment Group, Inc. today announced that the “going concern” bid submitted by Schultze Asset Management, LLC was determined to be the highest or otherwise best offer in the Bankruptcy Court-supervised sale of the Company’s assets. Under terms of the accepted bid, Schultze will acquire substantially all of Tweeter’s assets for $38 million in cash and the assumption of significant liabilities, subject to Bankruptcy Court approval.

Tweeter will seek court approval for the proposed sale transaction with Schultze at a hearing scheduled for 9:30 AM on July 13, 2007 at the U.S. Bankruptcy Court in Wilmington, Delaware. If approved, the sale transaction is expected to close that same day.

Tweeter will continue normal operations pending completion of this proposed sale. The Company remains focused on providing mid to high-end customers with the perfect full-service consumer electronics solution: a great retail store, top-notch system design, and elegant installation all wrapped up in a nice, personalized experience at all points of contact.

“Both Tweeter and Schultze are very excited about this pending acquisition and are committed to emerging from this restructuring process as a stronger, more competitive organization focused on delivering an outstanding service experience to our customers,” said Tweeter President and CEO Joe McGuire. “The conclusion of this auction represents a very positive outcome for our employees, customers, and business partners. We look forward to completing the sale transaction.”

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Tweeter Accepts Schultze Bid

Safe Harbor Statement
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon the Company. These forward-looking statements include statements regarding the Company’s expectations concerning the bankruptcy process and the continuation of its day to day operations. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to, court approval of the Company’s proposed sale transaction; potential adverse developments with respect to the Company’s liquidity or results of operations; the ability to retain and compensate key executives and associates; the ability of the Company to attract and retain customers; and other risk factors identified in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 and other filings with the Securities and Exchange Commission. There can be no assurance that future developments affecting the Company will be those anticipated by management. The Company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

About Tweeter
Tweeter Home Entertainment Group, Inc. was founded in 1972 by the Company’s Chairman, Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a national specialty consumer electronics retailer providing home and mobile entertainment solutions. The Company’s fiscal 2006 revenues were $775 million. Tweeter has been named the 2006 Retailer of the Year by Sound and Vision Magazine and a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979. The company operates 103 stores under the Tweeter, hifi buys, Sound Advice and Showcase Home Entertainment names. The Company’s stores are located in the following markets: New England, the Mid-Atlantic, Chicago, the Southeast (including Florida), Texas, Phoenix and Las Vegas. Further information on Tweeter Home Entertainment Group can be found on the Company’s websites at www.twtr.com and www.tweeter.com.

About Schultze Asset Management, LLC
Founded in 1998, Schultze Asset Management, LLC (www.samco.net) is a leading alternative investments firm specializing in distressed and special situations investing. The firm manages approximately $725 million in assets on behalf of institutional and high net worth clients located throughout the world. Schultze’s offices are in Purchase, NY.

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